Exhibit 3.13

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP OF

SEITEL DATA, LTD.

DATED: JUNE 30, 2004

SEITEL DATA, LTD. (the “Partnership”), a limited partnership duly organized and existing under the laws of the State of Texas, hereby certifies as follows:

1. The name under which the Partnership was originally formed is Seitel Data I, Ltd.

2. The original Certificate of Limited Partnership (the “Certificate”) was filed with the Secretary of State of the State of Texas on January 5, 1996.

3. On February 13, 1996, an amendment to the Certificate was filed with the Secretary of State of the State of Texas, changing the Partnership’s name to SEITEL DATA, LTD.

4. This Amended and Restated Certificate of Limited Partnership, which restates and further amends the Certificate of Limited Partnership as heretofore amended, is made and filed pursuant to the order of the United States Bankruptcy Court (the “Bankruptcy Court”) for the District of Delaware in the case styled: In re: Seitel, Inc. et al. No. 03-12227 (PJW) (the “Case”) and the Debtors’ Third Amended Joint Plan of Reorganization as filed with the Bankruptcy Court on January 17, 2004, as amended on February 6, 2004, and confirmed by the Bankruptcy Court on March 18, 2004, in connection with the reorganization of the Partnership under title 11 of the Bankruptcy Code and in accordance with Section 2.02 of the Revised Limited Partnership Act of the State of Texas. The Bankruptcy Court has jurisdiction of this Case under federal statute.

5. This Amended and Restated Certificate of Limited Partnership shall become effective at 4:00 p.m., Central Time, on July 2, 2004.

6. The Company’s Certificate shall be amended and restated, so as to read in its entirety as follows:

ARTICLE 1.

NAME

The name of the limited partnership formed hereby is SEITEL DATA, LTD.

ARTICLE 2.

PRINCIPAL OFFICE.

The address of the principal office in the United States where Partnership records are to be kept or made available under Section 1.07 of the Act is 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043.

ARTICLE 3.

REGISTERED AGENT

The name of the registered agent and the address of the registered office of the Company as set forth in with Section 1.06 of the Act is CT Corporation System located at 1021 Main Street, Suite 1150, Houston, TX 77002.

ARTICLE 4.

PRINCIPAL OFFICE

The address of the principal office in the United States where Partnership records are to be kept or made available under Section 1.07 of the Act is 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043.

ARTICLE 5.

GENERAL PARTNER

The name, mailing address and street address of the Sole General Partner of the Partnership is SEITEL DELAWARE, INC., Attn: General Counsel, and its mailing address and street address is 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043.

ARTICLE 6.

DATE OF FORMATION

In accordance with Section 2.01(b) of the Act, the Partnership shall be formed at the later of (i) the time of the filing of this Certificate with the Secretary of State of the State of Texas or (ii) the execution and delivery of an Agreement of Limited Partnership with respect to the Partnership by the partners thereof.

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IN WITNESS WHEREOF, the undersigned general partner of the Partnership has duly executed this Amended and Restated Certificate of Limited Partnership as of the day and year first aforesaid.

GENERAL PARTNER:

SEITEL DELAWARE, INC., a Delaware corporation

By:	/s/ Kevin P. Callaghan
Kevin P. Callaghan, Director and President

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